                                                                     EXHIBIT 4.9
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                 PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT

                                  by and among

                      INTERNATIONAL WIRE HOLDING COMPANY,

                        INTERNATIONAL WIRE GROUP, INC.,

                           CHEMICAL EQUITY ASSOCIATES

                                      and

                 HICKS, MUSE, TATE & FURST EQUITY FUND II, L.P.

                           dated as of March 5, 1996


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
                               TABLE OF CONTENTS

         This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

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                                                                                                                     Page
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
                                                        ARTICLE I

                                                      AUTHORIZATION;
                                                PURCHASE AND SALE; CLOSING

         1.01    Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.02    Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.03    Investors' Closing Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.04    Issuers' Closing Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         1.05    Restrictive Legend . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         1.06    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

                                                        ARTICLE II

                                      REPRESENTATIONS AND WARRANTIES OF THE ISSUERS

         2.01    Corporate Existence; Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.02    Corporate Power; Authorization; Enforceable Obligations  . . . . . . . . . . . . . . . . . . . . . .   5
         2.03    Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.04    Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.05    No Legal Bar . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.06    No Event of Non-Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.07    Federal Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.08    Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.09    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.10    Delivery of Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.11    Representations and warranties Contained in Other Agreements . . . . . . . . . . . . . . . . . . . .   8
         2.12    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.13    Disqualified Equity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.14    Offering of Purchased Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.15    Charter Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

                                                       ARTICLE III

                                     REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

         3.01    Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.02    Corporate Power; Authorization; Enforceable Obligations  . . . . . . . . . . . . . . . . . . . . . .   9
         3.03    No Legal Bar . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.04    Purchase of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.05    Resale of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10





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
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
                                                        ARTICLE IV

                                                  AFFIRMATIVE COVENANTS

         4.01    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.02    Certificates; Other Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.03    Inspection of Property; Books and Records; Discussions . . . . . . . . . . . . . . . . . . . . . . .  12
         4.04    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.05    Reservation and Authorization of Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.06    Board observers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

                                                        ARTICLE V

                                     REGISTRATION RIGHTS IN RESPECT OF EXCHANGE NOTES

         5.01    Shelf Registration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.02    Registration Procedures. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.03    Holdback Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.04    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                                                        ARTICLE VI

                                                    GENERAL PROVISIONS

         6.01    Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.02    Survival of Representations, Warranties, Covenants and Agreements  . . . . . . . . . . . . . . . . .  26
         6.03    Amendment and Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.04    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.05    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.06    Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.07    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.08    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.09    No Assignment; Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         6.10    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         6.11    Invalid Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         6.12    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         6.13    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         6.14    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

                             SCHEDULES AND EXHIBITS

SCHEDULE I       Investor Information

SCHEDULE II      Capitalization of Holding and the Company

EXHIBIT A        Form of Warrant

EXHIBIT B        Certificate of Designation

EXHIBIT C-1      Certificate of Incorporation of the Company

EXHIBIT C-2      Certificate of Incorporation of Holding

EXHIBIT D        Form of Exchange Indenture

                 PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT

         Preferred Stock and Warrant Purchase Agreement (this "Agreement") made and entered into this 5th day of March, 1996, by and among International Wire Holding Company, a corporation organized and existing under the laws of the State of Delaware ("Holding"), International Wire Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company" and, together with Holding, the "Issuers"), Chemical Equity Associates ("CEA") and Hicks, Muse, Tate & Furst Equity Fund II, L.P. ("HMTF") and, together with CEA, the "Investors"). Certain capitalized terms used in this Agreement are defined in Section 7.01 and in the Certificate of Designation attached hereto as Exhibit B.

                                    RECITALS

         WHEREAS, the Company proposes to acquire all of the capital stock of Hoosier Wire, Inc., and the Company, through a wholly-owned subsidiary, proposes to acquire all of the assets of Dekko Automotive Wire, Inc., Silicones, Inc. and Albion Wire, Inc., and, in order to provide a portion of the financing for the consummation of such acquisitions, the Company and Holding propose to enter into the transactions contemplated by this Agreement;

         WHEREAS, the Investors desire to purchase an aggregate of (i) 400,000 shares of the Company's Series A Senior Cumulative Exchangeable Redeemable Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), and (ii) warrants of Holding in the form attached hereto as Exhibit A entitling the holder or holders thereof to purchase, on certain terms and conditions, an aggregate of 7,126,316 shares of Holding's Common Stock at a purchase price of $0.01 per share, subject to adjustment as provided therein (the "Warrants" and, together with the Series A Preferred Stock, the "Purchased Securities"), all on the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, the Series A Preferred Stock shall, on the terms and subject to the conditions set forth in this Agreement and in the Certificate of Designation, be exchangeable (in whole but not in part) by the Company for the Exchange Notes to be issued pursuant to the Exchange Indenture; and

         WHEREAS, the Company and Holding desire to issue and sell the Purchased Securities to the Investors, on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, for and in consideration of the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                 AUTHORIZATION;
                           PURCHASE AND SALE; CLOSING

         1.01 Purchase and Sale; Purchase Price. On the basis of the representations, warranties, covenants and agreements contained in this Agreement, (i) the Company agrees to sell to the Investors, and the Investors severally agree to purchase from the Company, an aggregate of 400,000 shares of the Company's Series A Preferred Stock and (ii) Holding agrees to sell to the Investors, and the Investors severally agree to purchase from Holding, Warrants to purchase an aggregate of 7,126,316 shares of Holding's Common Stock (subject to adjustment). Shares of the Series A Preferred Stock and the Warrants shall be issued and sold to the Investors in units (the "Units"), each Unit consisting of 1,000 shares of Series A Preferred Stock and Warrants to purchase 17,815.79 shares of Holding's Common Stock. The purchase price for each Unit shall be $250,000, for an aggregate purchase price of $10,000,000 (the "Purchase Price"), payable in immediately available funds at the Closing in the manner provided in Section 1.02. Each Investor will purchase the number of Units set forth opposite the name of such Investor on Schedule I hereto.

         1.02 Closing. The closing of the purchase and sale of the Units under this Agreement (the "Closing") will take place at the offices of Simpson Thatcher & Bartlett, 425 Lexington Avenue, New York, New York, or at such other place as the Issuers and the Investors mutually agree, at 10:00 A.M., local time, on March 5, 1996, or on such later Business Day on or prior to March 31, 1996 as the Issuers and the Investors mutually agree (the "Closing Date"). At the Closing, each Investor will deliver to the Company the portion of the Purchase Price set forth opposite such Investor's name on Schedule I hereto by wire or interbank transfer in immediately available funds to an account designated in writing by the Company, against delivery (i) by the Company to such Investor of one or more (as designated by such Investor) duly executed stock certificates evidencing the aggregate number of shares of Series A Preferred Stock to be purchased by such Investor (as set forth on Schedule I hereto) and (ii) by Holding to such Investor of duly executed warrant certificates, in at least such numbers as may be required to reflect the various exercise dates and conditions thereof specified in Section 5.01 and in such additional numbers as may be requested by such Investor, evidencing Warrants to purchase the aggregate number of shares of Common Stock set forth opposite such Investors name on Schedule I hereto, each such certificate to be dated the Closing Date and registered in the name of the Investor purchasing the Purchased Securities evidenced thereby.

         1.03 Investors' Closing Conditions. The obligations of each Investor to purchase and pay for the Units at the Closing is subject to the satisfaction (as of the Closing) of the following conditions:

                 (a) Representations True; No Event of Non-Compliance. All representations and warranties of the Issuers made in Article II or otherwise under or pursuant to this Agreement shall (except as affected by the transactions contemplated hereby) be true and correct as though made on the Closing Date; and no Event of Non-Compliance shall have occurred and be continuing.

                 (b)      Consummation of Related Transactions.

                          (i) The Other Agreements shall have been duly executed and delivered by the parties thereto and shall be in full force and effect, and no material term or condition thereof shall have been amended, modified, supplemented or waived without the prior written consent of such Investor. The Company shall have delivered to such Investor true and correct copies of each of the Other Agreements as in effect on the Closing Date (certified by the Company to be such).

                          (ii) Such Investor shall have received (x) a true and complete copy of each certificate, opinion, agreement or other writing delivered to any party to the Other Agreements (including any solvency letters or analyses) and (y) the opinions of counsel required to be delivered pursuant to the Other Agreements, addressed to the Investors (or accompanied by an appropriate reliance letter addressed to the Investors).

                          (iii) Concurrently with or prior to the Investors' purchase of the Units, the transactions contemplated by the Other Agreements shall have been consummated.

                 (c) Compliance Certificate. Each Issuer shall have delivered to such Investor a certificate of a Responsible Officer of such Issuer, dated the Closing Date, certifying to the effect set forth in Sections 1.03(a) and (b)(iii).

                 (d) Instruments and Proceedings to be Satisfactory. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to such Investor and CEA's special counsel, and such Investor and CEA's special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.





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                 (e)      Certificate of Designation. The Issuer shall have
         adopted the Certificate of Designation and filed the Certificate of Designation with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL").

                 (f) Opinion of the Issuers' Counsel. Such Investor shall have received from Weil, Gotshal & Manges, counsel for the Issuers, an opinion, in connection with the transactions contemplated by this Agreement, dated the Closing Date, in form satisfactory to such Investor and CEA's special counsel, and as to such matters as such Investor may reasonably request.

                 (g) Legality of Investment. There shall not be in effect any Requirement of Law restraining, enjoining or otherwise prohibiting or making illegal to consummation of the transactions contemplated by this Agreement.

                 (h) Other Investor. The other Investor shall purchase and pay for the Units to be purchased by such Investor hereunder.

                 (i) Administrative Fee. The Company shall have paid to each of the Investors on the Closing Date an administrative fee of $75,000, such fee to be paid in immediately available funds to an account designated by each Investor.

         1.04 Issuers' Closing Conditions. The obligations of each Issuer to sell the Purchased Securities to be sold by such Issuer at the Closing is subject to the satisfaction (as of the Closing) of the following conditions:

                 (a) Consummation of Other Transactions. Concurrently with or prior to the Investors' purchase of the Units, the transactions contemplated by the Other Agreements shall have been consummated.

                 (b) Legality of Investment. There shall not be in effect any Requirement of Law restraining, enjoining or otherwise prohibiting or making illegal to consummation of the transactions contemplated by this Agreement.

         1.05 Restrictive Legend. In addition to any legend required by the DGCL, each certificate evidencing the Series A Preferred Stock and the warrants issued at the Closing will bear, and each certificate representing a Restricted Security will bear, a legend in the following terms:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,

         AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND ACCORDINGLY, SUCH SECURITIES MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM."

The holder of certificates representing Restricted Securities bearing the above-referenced legend shall be entitled to receive certificates not bearing such legend in connection with a sale pursuant to a registration statement that has been declared effective by the SEC under the Securities Act or, in connection with a sale exempt from the registration requirements of the Securities Act and applicable state securities laws or otherwise, upon furnishing the applicable Issuer with a reasonably satisfactory opinion of counsel to the effect that such legend may be removed under the Securities Act and applicable state securities laws.

         1.06 Further Assurances. Following the Closing, each party hereto will execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the purchase of the Units and to effect the other purposes of this Agreement.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE ISSUERS

         To induce the Investors to enter into this Agreement and to purchase the Units, the Issuers hereby represent and warrant to each Investor that:

         2.01 Corporate Existence; Compliance with Law. Holding and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and
(d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Affect.

         2.02 Corporate Power; Authorization; Enforceable Obligations. Each Issuer has the corporate power and authority, and the legal right, to make, deliver and perform each Investment

Document to which it is a party and the Loan Documents and Acquisition Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of each Investment Document to which it is a party and the Loan Documents and Acquisition Documents to which it is a party. No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of the Investment Documents, the Loan Documents or the Acquisition Documents to which either Issuer is a party, except for (a) those set forth on Schedule 5.4 to the Senior Credit Agreement, each of which has been made or taken and is in full force and effect and (b) the filing of the Certificate of Designation as specified in Section 1.03(e) (which filing will have been made on or prior to the Closing Date). This Agreement, each Warrant, the Certificate of Designation and each of the Loan Documents and the Acquisition Documents has been duly executed and delivered on behalf of the Issuer party thereto. This Agreement, each Warrant, the Certificate of Designation and each of the Loan Documents and each of the Acquisition Documents constitutes a legal, valid and binding obligation of the Issuer party thereto enforceable against such Issuer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors', rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

         2.03 Capitalization. (a) on the date hereof, the total number of shares of capital stock which the Company has authority to issue is 2,000,000 shares, consisting of (i) 1,000,000 shares of preferred stock, par value $.01 per share, of which 400,000 shares have been designated Series A Preferred Stock, par value $0.01 per share; and (ii) 1,000,000 shares of common stock, par value $.01 per share, of which 1,000 have been issued and are outstanding. Part A of Schedule II hereto correctly sets forth the Company's capital stock and equity securities owned of record and the names of the owners of record on the date hereof. Upon the Closing, the Company shall not have outstanding any subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of the Company or to grant, extend or enter into any Option with respect thereto.

         (b) on the date hereof, the total number of shares of capital stock which Holding has authority to issue is 205,000,000 shares, consisting of
(i) 10,000,000 shares of preferred stock, par value $.01 per share; (ii) 175,000,000 shares of common stock, par value $.01 per share (the "Common Stock"); and (iii) 20,000,000 shares of class A common stock, par value $.01 per share (the "Class A Common Stock"). Part B of Schedule II hereto correctly sets forth Holding's capital stock and equity securities owned of record and the names of the owners of record securities date hereof. Upon the issuance of the Warrants pursuant to this agreement, Holding shall not have outstanding any options obligating Holding or any of its Subsidiaries to issue or sell any shares of capital stock of Holding or to grant, extend or enter into any option with respect thereto, other than the Warrants to be issued pursuant to this Agreement, the Warrants to purchase 2,000,000 shares of Common Stock to be issued pursuant to the Acquisition Agreements, the Class A Common Stock, options to purchase up to 3,400,000 shares of Common Stock issued to management of the Company and 4,187,629 options to purchase Common Stock to be issued to Mills & Partners, Inc. or its employees upon Hicks, Muse, Tate & Furst Equity Fund, L.P. achieving a 35% internal rate of return on its invested capital.

         2.04 Securities. (a) Upon consummation of the Closing, all shares of Series A Preferred Stock to be issued and sold pursuant to this Agreement will have been duly and validly issued and will be fully paid and nonassessable and free and clear of any lien, charge or other encumbrance or claim, and the issuance thereof will not be subject to any preemptive or similar rights.

         (b) Upon consummation of the Closing, 7,126,316 shares of Common Stock issuable upon the exercise of the Warrants will have been duly authorized and reserved for issuance upon exercise of the Warrants and, when issued upon such exercise and payment of the exercise price thereof in accordance with the terms of the Warrants, will have been duly and validly issued and will be fully paid and nonassessable and free and clear of any lien, charge or other encumbrance or claim, and the issuance of such (Common Stock will not be subject to any preemptive or similar rights.

         (c) The Exchange Notes, when issued in accordance with this Agreement and the Certificate of Designation, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors', rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

         2.05 No Legal Bar. The execution, delivery and performance of the Investment Documents, the Loan Documents and the Acquisition Documents, and the use of the proceeds from the Purchase of the Units hereunder, will not violate any Requirement of Law or Contractual Obligation of either Issuer or of any of their Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

         2.06 No Event of Non-Compliance. Neither of the Issuers nor any of their respective Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Event of Non-Compliance has occurred and is continuing.

         2.07 Federal Regulations. No part of the proceeds of the purchase of the Units hereunder will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors.

         2.08 Use of Proceeds. The proceeds of the purchase of the Units hereunder shall be used to finance a portion of the Acquisition and the transaction costs associated therewith.

         2.09 Financial Statements. Each Investor has received a complete copy of each financial statement specified in Section 5.1 of the Senior Credit Agreement.

         2.10 Delivery of Other Agreements. Each Investor has received a complete copy of each of the Acquisition Documents and each of the Loan Documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof.

         2.11 Representations and Warranties Contained in Other Agreements. Each of the Acquisition Documents and each of the Loan Documents has been duly executed and delivered by the Issuers and, to the best knowledge of the Issuers, all other parties thereto and is in full force and effect. As of the date hereof, the representations and warranties of Holding and the Company and, to the best knowledge of the Company, each of other parties thereto, respectively, in the Loan Documents and in the Acquisition Documents are true and correct in all material respects.

         2.12 Disclosure. No information, financial statement, report, certificate or other document prepared or furnished by or on behalf of either Issuer to any Investor in connection with this Agreement, any other Investment Document, any of the Loan Documents or any of the Acquisition Documents (but excluding all projections and pro forma financial statements which shall have been prepared in good faith and based upon reasonable assumptions) contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. As of the Closing Date, there is no fact known to either Issuer (other than general economic conditions, which conditions are commonly known and affect businesses generally) which has, or which could reasonably be expected to have, in the reasonable judgment of such Issuer, a Material Adverse Effect.

         2.13 Disqualified Equity. The Series A Preferred Stock does not constitute "Disqualified Equity" for purposes of the Senior Subordinated Notes.

         2.14 Offering of Purchased Securities. Neither the Issuers, directly or indirectly, nor any agent on their behalf has Offered the Purchased Securities or any similar securities or has solicited an offer to acquire the Purchased Securities or any similar securities from any Person so as to require registration of the issuance and sale of the Purchased Securities sold to the Investors under the circumstances contemplated by this Agreement under the provisions of Section 5 of the Securities Act. Assuming the representations and warranties of the Investors in Article III are true and correct, the sale of the Purchased Securities under this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act. No form of general solicitation or general advertising was used by the issuers or their representatives in connection with the offer or sale of the Purchased Securities.

         2.15 Charter Documents. Annexed hereto as Exhibits C-1 and C-2, respectively, are true and complete copies of the certificates of incorporation and By-laws of the Company and Holding as amended and in effect on the date hereof.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

         Each of the Investors severally, but not jointly, hereby represents and warrants to the Issuers as follows:

         3.01 Organization. Such Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

         3.02 Corporate Power; Authorization; Enforceable Obligations. Such Investor has the corporate power and authority, and the legal right, to make, deliver and perform this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered on behalf of such Investor, and constitutes a legal, valid and binding obligation of such Investor enforceable against such

Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors, rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

         3.03 No Legal Bar. The execution, delivery and performance of the this Agreement will not violate any Requirement of Law or Contractual Obligation of such Investor.

         3.04 Purchase of Securities. Such Investor is an "accredited investor" within the meaning of Rule 501 under the Securities Act and is purchasing the Purchased Securities for its own account and not with a view to the distribution thereof, provided that the disposition of such Investor's property shall at all times be within its control.

         3.05 Resale of Securities. Such Investor understands that the Purchased Securities have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available and that, except as expressly provided in this Agreement, the Warrants or the Certificate of Designation, neither Issuer is required to register the Purchased Securities.

                                   ARTICLE IV

                             AFFIRMATIVE COVENANTS

         Each Issuer agrees that, for so long as the Purchased Securities issued by such Issuer are outstanding, for the benefit of the Investors and any other Applicable Securityholder, such Issuer shall, and shall cause its Subsidiaries to:

         4.01    Financial Statements. Furnish to each Applicable
Securityholder:

                 (a) as soon as available, but in any event within 110 days after the end of each fiscal year of such Issuer, a copy of the consolidated balance sheet of such Issuer and its consolidated Subsidiaries as at the end of such year and the consolidated statements of income and retained earnings and consolidated statement of cash flows for such year, setting forth in each case in comparative form the figures for the previous year except in the case of the financial statements for the year ending December 31, 1995, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by independent certified public accountants of nationally recognized standing;

                 (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of such Issuer, the unaudited consolidating and consolidated balance sheet of such Issuer and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidating and consolidated statements of income and retained earnings and consolidated statement of cash flows of such Issuer and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form (i) the figures for the previous year commencing with the quarter ending September 30, 1996 and (ii) in the case of the Company, commencing with the quarter ending September 30, 1995, the figures set forth in the relevant budgets required to be delivered in accordance with Section 4.02(b), certified by a Responsible Officer as being fairly stated in all material respects when considered in relation to the consolidated financial statements of such Issuer and its consolidated Subsidiaries (subject to normal year-end audit adjustments); and

                 (c) in the case of the Company, as soon as available, but in any event not later than 45 days after the end of each month (other than a month the last day of which coincides with the last day of any fiscal quarter) of each fiscal year of the Company, the consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and retained earnings and consolidated statement of cash flows of the Company and its consolidated Subsidiaries for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form (i) the figures for the previous year commencing with the 1996 fiscal year and (ii) commencing with the month ending July 31, 1995, the figures set forth in the relevant budgets required to be delivered in accordance with
         Section 4.02(b);

all such financial statements shall fairly present in all.material respects the consolidated financial position or the consolidating financial position, as the case may be, of the applicable Issuer and its Subsidiaries as of such date and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

         4.02    Certificates; Other Information. Furnish to each Applicable
Securityholder:

                 (a) concurrently with the delivery of the financial statements referred to in Sections 4.01(a) and (b), a certificate of a Responsible Officer of such Issuer (i) stating that, to the best of such Responsible Officer's knowledge, such Issuer during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and in the other Investment Documents to which it is a party to be observed, performed or satisfied by it, in all material respects, and that such Officer has obtained no knowledge of any Event of Non-Compliance except as specified in such certificate and (ii) stating that all such financial statements fairly present in all material respects (subject, in the case of interim statements, to normal year-end audit adjustments) the consolidated financial position or the consolidating financial position, as the case may be, of the applicable Issuer and its Subsidiaries as of such date and have been prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as disclosed therein);

                 (b) in the case of the Company, as soon as available but not later than 45 days subsequent to the end of each fiscal year of the Company (or, in the case of the 1996 fiscal year, as soon as available but in no event later than 90 days from the Closing Date), a copy of the projections by the Company of the operating budget and cash flow budget of the Company and its Subsidiaries for the succeeding fiscal year (showing the operating budget and cash flow budget for each month within such fiscal year), such projections to be accompanied by a certificate of a Responsible Officer of the Company to the effect that such projections have been prepared in good faith and based upon reasonable assumptions;

                 (c) within five days after the same are filed, copies of all financial statements and reports which such Issuer or any of its Subsidiaries may make to, or file with, the SEC or any successor or analogous Governmental Authority; and

                 (d) promptly, such additional financial and other information as any Applicable Securityholder may from time to time reasonably request.

         4.03 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Applicable Securityholder to visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable advance notice at any reasonable time on any Business Day and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of such Issuer and its Subsidiaries with officers and employees of such Issuer and its Subsidiaries and with its independent certified public accountants; provided that such Applicable Securityholder shall notify such Issuer prior to any contact with such accountants and give such Issuer the opportunity to participate in such discussions.

         4.04    Notices. Promptly give to each Applicable securityholder:

                 (a) notice of the occurrence of any Event of NonCompliance; and

                 (b) copies of any notices provided by either Issuer to the Lenders under the Senior Credit Agreement.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer of the applicable Issuer setting forth details of the occurrence referred to therein and stating what action Holdings or the Company proposes to take with respect thereto.

         4.05 Reservation and Authorization of Common Stock. (a) Holding shall at all times reserve and keep available for issue upon the exercise or conversion of Warrants such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of all outstanding Warrants.

         (b) Before taking any action which would result in an adjustment in the number of shares of Common Stock comprising a stock unit (as defined in the Warrants) or which would cause an adjustment reducing the Current Warrant Price (as defined in the Warrants) per share of Common Stock below the then par value, if any, of the shares of Common Stock issuable upon exercise of the Warrants, Holding shall take any corporate action which is necessary in order that Holding may validly and legally issue fully paid and nonassessable shares of Common Stock free and clear of any liens upon the exercise of all the Warrants immediately after the taking of such action.

         (c) Before taking any action which would result in an adjustment in the number of shares of Common Stock comprising a Stock Unit or in the Current Warrant Price per share of Common Stock, the Issuer shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

         (d) Holding will list on each national securities exchange on which any Common Stock may at any time be listed, subject to official notice of issuance upon exercise of the Warrants, and will maintain such listing of, all shares of Common

Stock from time to time issuable upon the exercise of the Warrants.

         4.06 Board Observers. For so long as CEA holds any shares of Series A Preferred Stock, the Company shall afford CEA the opportunity to have one (1) representative (an "Observer") attend (at CEA's sole cost and expense) as an observer at (but not participate in or vote at) each meeting of the Board of Directors. In addition, upon the occurrence of an Event of NonCompliance, CEA shall be afforded the opportunity to appoint a second Observer to attend, at its sole cost and expense (but not participate in or vote at) each meeting of the Board of Directors. The Company shall give each Observer notice of all such meetings at the same time and in the same manner as notice is given to members of the Board of Directors. Each Observer shall be entitled to receive all written materials and other information given to the directors of the Company in connection with such meetings at the same time and in the same manner and form such materials and information are given to the directors, and copies of all minutes and all resolutions adopted by the Board of Directors (whether at meetings, by written consent or otherwise) promptly after such adoption and (if applicable) approval thereof (it being understood that such copies shall be certified by the Secretary or Assistant Secretary of the Company).

                                   ARTICLE V

                REGISTRATION RIGHTS IN RESPECT OF EXCHANGE NOTES

         5.01    Shelf Registration.

         (a) Effective Registration. The Company shall, not later than ninety (90) days following the Exchange Date, prepare and file with the SEC a "shelf" registration statement with respect to the Registrable Securities on any appropriate form pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the SEC (a "Shelf Registration"), and shall use its best efforts to have such Shelf Registration declared effective within one hundred eighty (180) days following the Exchange Date; provided, that the Company shall not be required to effect a Shelf Registration of the Registrable Securities if the Registrable Securities have been called for redemption pursuant to the Indenture under which such Registrable Securities are issued. The Company agrees to use its best efforts to keep such Shelf Registration continuously effective for a period of three (3) years following the date on which the Shelf Registration is declared effective or, if earlier, until all Registrable Securities included therein have been sold or are no longer outstanding. As used herein, "Registrable Securities" means the Exchange Notes, provided that as to any particular Exchange Note, once issued such securities shall cease to be

Registrable Securities, and shall no longer be deemed outstanding for purposes of the first sentence of this Section 5.01(a), when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act such securities shall have been disposed of in accordance with such registration statement, (ii) they shall have been distributed to the public pursuant to Rule 144 or have become eligible for sale pursuant to paragraph (k) of Rule 144 or (iii) they shall have ceased to be outstanding.

         (b) Supplements and Amendments. The Company shall supplement and amend the Shelf Registration if (i) required by the rules, regulations or instructions applicable to the registration form used for such Shelf Registration, (ii) otherwise required by the SEC, (iii) requested by the holders of, or any underwriter for, a majority of the Registrable Securities to which such Shelf Registration relates or (iv) requested to do so by any holder to the extent necessary to list such holder as a "Selling Securityholder" in such registration statement, and the Company agrees to furnish to the holders of the Registrable Securities copies of any such supplement or amendment prior to its being used and/or filed with the SEC.

         (c) Registration Expenses. The Company will pay all expenses incident to the Company's performance of or compliance with its obligations under this Article V to effect the registration of Registrable Securities, including, without limitation, all registration, filing, securities exchange listing and fees of any applicable stock exchange, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, and the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance, but excluding underwriting discounts and commissions, the fees and disbursements of counsel retained by the holders of the Registrable Securities being registered and transfer taxes, if any, in respect of Registrable Securities, which shall be borne by the sellers of the Registrable Securities and which each such holder agrees, by acquisition of such Registrable Securities, to bear.

         (d) Selection of Underwriters and Counsel. The holders of a majority of the principal amount of Registrable Securities to be sold in an underwritten Public Offering (as defined below) shall have the right to select the Managing Underwriter (as defined below); provided, however, that such Managing Underwriter and its counsel must be reasonably satisfactory to the Company. As used herein, "Managing underwriter" means, with respect to any underwritten public offering of Exchange Notes (a "Public Offering"), the underwriter or underwriters managing such Public Offering.

         5.02 Registration Procedures. In connection with the Shelf Registration, the Company shall use its best efforts to effect such registration to permit the sale of such Registrable Securities in accordance with the intended methods of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

         (a) furnish to the holders of Registrable Securities listed in the Shelf Registration as Selling Security holders (the "Selling Securityholders") copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits) with the SEC and consider in good faith comments with respect to any such drafts made by the Selling Securityholders or their legal counsel, and, without limiting the foregoing, each Selling Securityholder shall have the opportunity to object to any information pertaining solely to such Selling Securityholder that is contained therein and the Company will make the corrections reasonably requested by such Selling Securityholder with respect to such information prior to filing any such registration statement or amendment (including, without limitation, the deletion of such Selling Securityholder as a "Selling Securityholder" in such registration statement, without prejudice to such Selling Securityholder's right to become a "Selling Securityholder" again pursuant to Section 5.01(b));

         (b) promptly notify each Selling Securityholder and the Managing Underwriter, if any:

                 (i) when the Shelf Registration or any prospectus used in connection therewith, or any amendment or supplement thereto, has been filed and, with respect to such Shelf Registration or any post-effective amendment thereto, when the same has become effective;

                 (ii) of any written comments from the SEC with respect to any filing and of any written request by the SEC for amendments or supplements to such registration statement or prospectus;

                 (iii) of the notification to the Company by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of, or of the issuance by the SEC of, any stop order suspending the effectiveness of such registration statement; and

                 (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction;

         (c) furnish to each Selling Securityholder such number of conformed copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits and documents incorporated by reference), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 promulgated under the Securities Act relating to such Investor's Registrable Securities, any other Registrable Securities and such other documents, as such Investor may reasonably request to facilitate the disposition of its Registrable Securities;

         (d) use its best efforts to register or qualify all Registrable Securities under such other securities or blue sky laws of such jurisdictions as each holder thereof shall reasonably request, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and take any other action which may be reasonably necessary or advisable to enable such holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such holder, except that the Company shall not for any such purpose be required (i) to qualify generally to do business as a foreign corporation in any Jurisdiction wherein it would not but for the requirements of this Section 5.02(d) be obligated to be so qualified, (ii) to subject itself to taxation in any such jurisdiction solely by reason of such registration or qualification or (iii) to consent to general service of process in any jurisdiction;

         (e) in connection with any underwritten Public Offering, furnish to each Selling Securityholder a signed counterpart, addressed to such holder (and the underwriters, if any), of

                 (i) an opinion of counsel for the Company, dated the date of any closing under the underwriting agreement, and

                 (ii) a "comfort" letter, dated the date of any closing under the relevant underwriting agreement, signed by the independent public accountants who have certified the Company's financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to the underwriters in underwritten Public Offerings of securities;

         (f) notify each Selling Securityholder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which any prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and at the request of any such holder promptly prepare and furnish to such holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

         (g) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder (or any successor provision); and

         (h) use its best efforts to cause all Registrable Securities to be listed, upon official notice of issuance, on any securities exchange on which any of the securities of the same class as the Registrable Securities are then listed.

         The Company may require each holder of Registrable Securities to, and each such holder, as a condition to including Registrable Securities in such registration, shall, furnish the Company with such information and affidavits regarding such holder and the distribution of such securities as the Company may from time to time reasonably request in writing in connection with such registration.

         Each holder of Registrable Securities agrees by acquisition of such Registrable Securities that upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5.02(f), such holder will forthwith discontinue such holder's disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until such holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.02(f) and, if so directed by the Company, will deliver to the Company (at the Company's expense) all copies, other than permanent file copies, then in such holder's possession of any prospectus relating to such Registrable Securities at the time of receipt of such notice.

         5.03    Holdback Agreements.

         (a) By the Holders of Registrable Securities. If and to the extent requested by the Managing Underwriter in connection with an underwritten Public Offering of Registrable Securities, each holder of Registrable Securities, by acquisition of such Registrable Securities, agrees, to the extent permitted by Law, not to effect any public sale or distribution (including a sale under Rule
144) of such securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven (7) days prior to and the ninety (90) days after the closing of such underwritten Public Offering (or for such shorter period of time as is sufficient and appropriate, in the opinion of the Managing Underwriter, in order to complete the sale and distribution of the securities included in such underwritten public offering), except as part of such underwritten Public Offering, whether or not such holder participates in such underwritten Public Offering.

         (b) By the Company. If and to the extent requested by the Managing Underwriter in connection with an underwritten Public Offering of Registrable Securities, the Company agrees not to effect any public sale or distribution of any securities similar to those being registered hereunder, or any securities convertible into or exchangeable or exercisable for such securities, during the seven (7) days prior to and the ninety (90) days after the closing of such underwritten Public Offering (or for such shorter period of time as is sufficient and appropriate, in the opinion of the Managing Underwriter, in order to complete the sale and distribution of the securities included in such underwritten Public Offering), except pursuant to registrations on Form S-4 or Form S-8 promulgated by the SEC (or any successor or similar forms thereto).

         5.04    Indemnification.

         (a) Indemnification by the Company. The Company shall, to the full extent permitted by applicable law, indemnify and hold harmless each seller of Registrable Securities in connection with the Shelf Registration, its general or limited partners, directors, officers, employees, agents and each other Person, if any, who controls any such seller within the meaning of the Securities Act, against any Losses, to which such seller or any such other Person may become subject under the Securities Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, and the Company will reimburse such seller and each such other Person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Loss (or action or proceeding in respect thereof); provided that the Company shall not be liable in any such case to the extent that any such Loss (or action or proceeding in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such seller specifically for use in the preparation thereof; provided further, however that with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, the indemnity agreement contained in this paragraph shall not apply to the extent that any such Loss results from the fact that a current copy of the prospectus was not sent or given to the person asserting any such Loss at or prior to the written confirmation of the sale of the securities concerned to such person if the Company had prior thereto given such seller the notice referred to in Section 5.02(f) hereof and provided to such seller a supplemented or amended prospectus as contemplated by Section 5.02(f), and such current copy of the prospectus would have cured the defect giving rise to such Loss. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such seller or any such other Person, and shall survive the transfer of such securities by such seller. The Company shall also indemnify each other Person who participates (including as an underwriter) in the offering or sale of Registrable Securities, their partners, officers, directors, employees, agents and each other Person, if any, who controls any such participating Person within the meaning of the Securities Act to the same extent as provided above with respect to sellers of Registrable Securities.

         (b) Indemnification by the Sellers. Each holder of Registrable Securities which are included in the Shelf Registration, as a condition to including Registrable Securities in such registration statement, shall, to the full extent permitted by Law, indemnify and hold harmless the Company, its directors, officers, employees, agents and each other Person, if any, who controls the Company within the meaning of the Securities Act, against any Losses to which the Company or any such other Person may become subject under the Securities Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such seller specifically for use in the preparation thereof; provided, however, that the obligation to provide indemnification pursuant to this Section 5.04(b) shall be several, and not joint and several, among such sellers on the basis of the number of Registrable Securities included by each in such registration statement and the aggregate amount which may be recovered from any holder of Registrable Securities pursuant to the indemnification provided for in this
Section 5.04(b) in connection with any sale of Registrable Securities shall be limited to the total proceeds received by such holder from the sale of such Registrable Securities. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such other Person and shall survive the transfer of such securities by such seller. Such holders shall also indemnify each other Person who participates (including as an underwriter) in the offering or sale of Registrable Securities, their partners, officers, directors, employees, agents and each other Person, if any, who controls any such participating Person within the meaning of the Securities Act to the same extent as provided above with respect to the Company.

         (c) Notices of Claims, etc. Promptly after receipt by a party entitled to indemnity under this Section 5.04 of notice of the commencement of any action or proceeding involving a claim referred to in Section 5.04(a) or
(b), such indemnified party will, if a claim in respect thereof is to be made against a person obligated to provide indemnity under this Section 5.04 pursuant to such provisions, give written notice to the latter in the manner provided in Section 6.04 and such Proceeding shall be subject to the other provisions contained in Section 6.08(c) as if such Section were applicable to such Proceeding.

         (d) Contribution. If the indemnification provided for in any paragraph of this Section 5.04 is unenforceable although available to an indemnified party in respect of any Losses referred to therein or is insufficient to hold an indemnified party harmless for any Losses in respect of which the provisions of Section 5.04(a) and/or (b) would otherwise apply by their terms, then the indemnifying party shall contribute to the aggregate amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an Indemnified Party as a result of the Losses referred to above shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph.

         The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.04(d) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

         (e) Other Indemnification. Indemnification similar to that specified in this Section 5.04 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any Federal or state law or regulation of any Governmental or Regulatory Authority other than the Securities Act. The provisions of this Section 5.04 shall be in addition to any other rights to which any indemnified party hereunder may otherwise have.

                                   ARTICLE VI

                               GENERAL PROVISIONS

         6.01 Certain Definitions. Except as otherwise specified or as the context may otherwise require, the following terms shall have the respective meanings set forth below whenever used in this Agreement:

         "Acquisition Documents" has the meaning specified the Senior Credit Agreement.

         "Applicable Securityholder" means, with respect to either Issuer, a Securityholder holding any Purchased Securities issued by such Issuer.

         "Certificate of Designation" means the certificate designation in respect of the Series A Preferred Stock, in substantially the form attached hereto as Exhibit B.

         "Closing" has the meaning specified in Section 1.02.

         "Closing Date" has the meaning specified in Section 1.02.

         "Common Stock" has the meaning specified in Section 2.03(b).

         "Company" means International Wire Group, Inc., a corporation organized and existing under the laws of the State of Delaware.

         "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

         "Documents" has the meaning specified in Section 6.08(a).

         "Exchange Indenture" means an indenture between the Company and a trustee satisfactory to the Company and the holders of a majority of the outstanding shares of Series A Preferred Stock, in substantially the form of Exhibit E.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Holding" means International Wire Holding Company, a corporation organized and existing under the laws of the State of Delaware.

         "Indemnified Person" has the meaning specified in Section 6.08(a).

         "Investment Documents" means this Agreement, the Certificate of Designation, the Series A Preferred Stock and the Warrants.

         "Investors" has the meaning specified in the recitals of this Agreement.

         "Issuers" means the Company and Holding.

         "Loan Documents" has the meaning specified in the Senior Credit Agreement.

         "Losses" means all losses, claims, damages, liabilities, costs (including any costs of investigation and reasonable attorneys' fees) and expenses.

         "Material Adverse Effect" means a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of Holding, the Company and their Subsidiaries, taken as a whole, or, prior to the consummation of the Acquisition, the Dekko Business taken as a whole, (b) the ability of Holding, the Company and each of their Subsidiaries, taken as a whole, to perform their respective obligations under this Agreement or any of the other Investment Documents, the Loan Documents or the Acquisition Documents or (c) the validity or enforceability of this Agreement or any of the other Investment Documents, the Loan Documents or the Acquisition Documents or the rights or remedies of the Securityholders hereunder or thereunder.

         "Materials of Environmental Concern" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, friable asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

         "Managing Underwriter" has the meaning specified in Section 5.01(d).

         "Options" has the meaning specified in Section 2.03(a).

         "Other Agreements" means each Loan Document and each Acquisition Document.

         "Proceeding" has the meaning specified in Section 6.08(c).

         "Public Offering" has the meaning specified in Section 5.01(d).

         "Purchase Price" has the meaning specified in Section 1.01.

         "Purchased Securities" has the meaning specified in recitals of this Agreement.

         "Registrable Securities" has the meaning specified in Section 5.01(a).

         "Requirement of Law" means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Responsible Officer" means, as to any Person, the chief executive officer, the president, the chief financial or any vice president of such Person.

         "Restricted Securities" means (i) the Series A Preferred Stock, (ii) the Exchange Notes, (iii) the Warrants, (iv) the Warrant Stock and (iv) any securities issued with respect to the securities specified in the foregoing clauses (i), (ii), (iii) or (iv) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. Any security referred to in the preceding sentence shall cease to be a Restricted Security when it has (a) been disposed of pursuant to an effective registration statement under the Securities Act, (b) become eligible for sale pursuant to paragraph (k) of Rule 144 or (c) otherwise been transferred and new certificates therefor not bearing the legend set forth in Section 1.05 have been delivered by the applicable Issuer.

         "Rule 144" means Rule 144 promulgated by the SEC under the Securities Act or any successor or similar provision thereto adopted by the SEC.

         "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

         "Securityholder" means any Person who acquires Series A Preferred Stock, Warrants or Warrant Stock pursuant to the provisions of this Agreement, including any transferees of Series A Preferred Stock, Warrants or Warrant Stock (and including, without limitation, the Investors).

         "Senior Credit Agreement" means the Amended Credit Agreement dated as of March 5, 1996, among the Company, Holding, Chemical Bank, as Administrative Agent, Bankers Trust Company, as Documentation Agent and the other parties specified therein, as the same may be amended, supplemented or otherwise modified and in effect from time to time.

         "Senior Subordinated Notes" means the $150,000,000 aggregate principal amount of 11-3/4% Senior Subordinated Notes due 2005 of the Company, as the same may be amended, supplemented or otherwise modified and in effect from time to time.

         "Series A Preferred Stock" has the meaning specified in the recitals of this Agreement.

         "Shelf Registration" has the meaning specified in Section 6.01(a).

         "Units" has the meaning specified in Section 1.01.

         "Warrants" has the meaning specified in the recitals of this Agreement.

         "Warrant Stock" means all shares of Common Stock issued or issuable from time to time upon exercise of the Warrants.

         6.02 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement or any other instrument delivered pursuant to this Agreement shall survive the purchase of the Units hereunder.

         6.03 Amendment and Waiver. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

         6.04 Notices. All notices and other communications provided for herein shall be given or made by telex, telecopy, telegraph, cable or in writing and telexed, telecopied, telegraphed, cabled, mailed or delivered to:

                 (i) the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof, or

                 (ii) if to any other person who is then the registered holder of any Purchased Securities or shares of Warrant Stock, to the address of such holder as it appears in the stock or warrant ledger of the Company or Holdings, as the case may be.

         Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telex, telecopy, telegraph or cable or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

         6.05 Entire Agreement. This Agreement and the Investment Documents supersede all prior discussions and agreements among the parties hereto with respect to the subject matter hereof and thereof and contain the sole and entire agreement among the parties hereto with respect to the subject matter hereof and thereof.

        6.06 Specific Performance. Damages in the event of breach of this Agreement by either Issuer or either Investor would be difficult, if not impossible, to ascertain, and it is therefore agreed that each Issuer and each Investor, in addition to and without limiting any other remedy or right it may have, have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each Issuer and each Investor hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude the Issuers or the Investors from pursuing any other rights and remedies at law or in equity which the Issuers or the Investors may have.

         6.07 Expenses. The Issuers jointly and severally agree to pay or reimburse the Investors and each other Securityholder for all reasonable out-of-pocket costs and expenses of the Investors and the Securityholders (including the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy, special New York counsel to CEA), in connection with (i) the negotiation, preparation, execution and delivery of this Agreement, the Certificate of Designation and the Warrants and the issuance of the Series A Preferred Stock and the warrants hereunder, (ii) the issuance of the Exchange Notes, and (iii) any amendment, modification or waiver of (or consents in respect of) any of the terms of this Agreement, the Certificate of Designation, the Series A Preferred Stock or the Warrants.

         6.08 Indemnification. (a) The Issuers jointly and severally covenant and agree to indemnify the Investors and the Investors' officers, directors, employees, agents and each person, if any, who controls each of them (each, an "Indemnified Person"), against, and hold each Indemnified Person harmless from, all Losses incurred by any Indemnified Person pursuant to any investigation or proceeding by any third party against either Issuer or one or more of the Indemnified Persons, arising out of or in connection with any of this Agreement, the Series A Preferred Shares, the Warrants, the Exchange Notes and any document relating thereto or any other document or instrument executed herewith or pursuant hereto or thereto (collectively, the "Documents"), whether or not the transactions contemplated by this Agreement are consummated, which investigation or proceeding requires the participation of, or is commenced or filed against, one or more of the Indemnified Persons because of this Agreement Or any other Documents and the transactions contemplated hereby or thereby (including any proceeding requiring the participation Of, or commenced or filed against, an Indemnified Person), other than any Losses resulting from (i) any action on the part of the

Indemnified Person which is finally determined in such proceeding to be the result of such Indemnified Person's bad faith, negligence or wilful misconduct or material breach of the terms of this Agreement or (ii) the failure of any Indemnified Person to pay any Taxes which either Issuer is not required to pay hereunder. The Issuers jointly and severally agree to reimburse the Indemnified Person promptly for all such Losses as they are incurred by the Indemnified Person; provided that the Issuers may require such Indemnified Person to, and in such case the Indemnified Person shall, reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Person is not entitled to indemnification hereunder. The obligations of the Issuers under this Section 6.08 shall survive the Closing and the payment or prepayment of the Series A Preferred Shares, the Warrants or the Exchange Notes, upon redemption, exchange, exercise or otherwise, any transfer, conversion or exchange of the Series A Preferred Stock, the Warrants or the Exchange Notes pursuant to their terms by the Indemnified Person and the termination of this Agreement and any other Documents.

         (b) If the indemnification provided for in Section 6.08(a) is unenforceable although available to the Indemnified Person in respect of any Losses referred to therein (for any reason other than by reason of the exceptions set forth in the provisions of Section 6.08(a)) or is insufficient to hold such Indemnified Person harmless for any Losses in respect of which the provisions of Section 6.08(a) would otherwise apply by their terms, then the Issuers, in lieu of indemnifying such person, shall contribute to the aggregate amount paid or payable by such person as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Issuers on the one hand and the Indemnified Person on the other hand in connection with the actions which resulted in such Losses as well as any other relevant equitable considerations. The amount paid or payable by an Indemnified Person as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in Section 6.08(a), any legal or other fees or expenses reasonably incurred by such person in connection with investigating or defending any Loss which is the subject of this paragraph.

         The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.08(b) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

         (c) Promptly after receipt by an Indemnified Person of notice of the commencement of any action or proceeding or any governmental investigation or inquiry (a "Proceeding"), such Indemnified Person will, if a claim in respect thereof is to be made against either Issuer hereunder, notify in writing the Issuers of the commencement thereof; but the omission so to notify the Issuers will not relieve the Issuers from any liability which the Issuers may have to any Indemnified Person except to the extent that either Issuer is materially prejudiced thereby. The Issuers shall have the right, exercisable by giving written notice to an Indemnified Person promptly after the receipt of written notice from such Indemnified Person of such proceeding, to assume, at their expense, the defense of any such Proceeding with counsel reasonably satisfactory to such Indemnified Person; Provided, however, that an Indemnified Person shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (1) the Issuers agree to pay such fees and expenses, (2) the Issuers fail to assume promptly the defense of such Proceeding or fail to employ counsel reasonably satisfactory to such Indemnified Person or (3) if the Indemnified Person shall have been advised by counsel, in its reasonable judgment, that there is reasonably likely to be a conflict between the positions of the Issuers and such Indemnified Person in conducting the defense of such Proceeding which makes it improper, under generally acceptable standards of professional conduct, for the same counsel to represent both the Issuers and such Indemnified Person; provided that the Issuers shall not, in connection with any one such Proceeding or separate but substantially similar or related Proceedings, be liable for the fees and expenses of more than one separate firm of attorneys for all such Indemnified Persons. The Issuers will not be subject to any liability for any settlement made without their consent (which will not be unreasonably withheld); Provided that, if such Proceeding is settled with their written consent or if there shall be a final judgment for the claimant or plaintiff in such Proceeding, the Issuers shall indemnify and hold harmless the Indemnified Person from and against any Losses by reason of such settlement or judgment for which such Indemnified Person would be entitled to indemnification hereunder. The Issuers shall not, without the consent of an Indemnified Person, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Person of a release, in form and substance satisfactory to such Indemnified Person, from all liability in respect of such Proceeding for which such Indemnified Person would be entitled to indemnification hereunder.

         (d) The obligations of each Issuer under this Section 6.08 shall be in addition to any liability which such Issuer may otherwise have.

         6.09 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of each Issuer (in the case of any assignment by either Investor) or each Investor (in the case of any assignment by either Issuer) and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns (including, but not limited to, transferees of Purchased Securities).

         6.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

         6.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

         6.12 Confidentiality. Each Investor agrees to keep information obtained by it pursuant hereto identified as confidential in writing at the time of delivery confidential in accordance with such Investor's customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to such Investor's employees, representatives, directors, attorneys, auditors, agents or affiliates who are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Investor on a nonconfidential basis from any source or such information that is in the public domain at the time of disclosure, (c) to the extent disclosure is required by law (including applicable securities laws), regulation, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to the Issuers unless such notice is legally prohibited),
(d) to transferees or prospective transferees who agree to be bound by the provisions of this subsection 6.12, (e) to the extent required in connection with any litigation between any Issuer and any Investor with respect to this Agreement and the other Investment Documents or (f) with the Issuer's prior written consent.

         6.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New

York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof, except for matters relating to the internal corporate affairs of either Issuer, which shall be governed by and construed in accordance with the DGCL.

         6.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

                                        INTERNATIONAL WIRE HOLDING COMPANY



                                        By: /s/ ELLEN L. LIPSITZ
                                            ----------------------------------
                                            Name: Ellen L. Lipsitz
                                            Title: Vice President

                                        Address for Notices:





                                        INTERNATIONAL WIRE GROUP, INC.



                                        By: /s/ ELLEN L. LIPSITZ
                                            ----------------------------------
                                            Name: Ellen L. Lipsitz
                                            Title: Vice President

                                        Address for Notices:




                                        CHEMICAL EQUITY ASSOCIATES

                                        By: /s/ JOHN M.B. O'CONNER
                                            ----------------------------------
                                            Name: John M.B. O'Conner
                                            Title: Managing Director

                                        Address for Notices:

                                        HICKS, MUSE, TATE & FURST EQUITY
                                        FUND II, L.P.

                                        By: HM2/GP Partners, L.P., a
                                            General Partner

                                        By: Hicks Muse GP Partners, L.P., its
                                            General Partner

                                        By: Hicks Muse Fund II Incorporated, its
                                            General Partner

                                        By: /s/ ALAN B. MARLEN
                                            ------------------------------------
                                            Name: Alan B. Marlen
                                            Title: Vice President

                                        Address for Notices: